EMPLOYMENT AGREEMENT

AGREEMENT by and between Borders Group, Inc., a Michigan corporation (the “Company”) and George L. Jones (“Executive”) dated as of the 13th day of July, 2006.

WHEREAS, the Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.  Employment Period. The initial term of Executive’s employment will commence on July 17, 2006 (the “Effective Date”) and end on the third anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 3 of this Agreement; provided, however, that as of the expiration date of each of (a) the Initial Employment Period and (b) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”). The Employment Period shall automatically end upon termination of Executive’s employment for any reason. Notwithstanding anything to the contrary contained herein, (i) absent the occurrence of a Change of Control (as defined below) prior thereto, the Employment Period shall automatically terminate on the five-year anniversary of the Effective Date, unless terminated prior thereto pursuant to the terms hereof, and (ii) upon a Change of Control occurring prior to the five-year anniversary of the Effective Date, the Employment Period shall automatically be extended so as to end no earlier than the two-year anniversary of the Change of Control. Upon Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions (including directorships) with the Company or any of its subsidiaries or affiliates.

2.  Terms of Employment.

(a) Position and Duties.

    (i) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with the Company’s practices from time to time with respect to the management of its subsidiaries and businesses, and Executive’s services shall be performed at the Company’s headquarters in the Ann Arbor, Michigan area, subject to reasonable business travel at the Company’s request. In addition, effective as of the Effective Date, the Company shall cause Executive to be appointed as a member of the Board of Directors of the Company (the “Board of Directors”), and shall nominate Executive for election and re-election to the Board of Directors as and when Executive’s term expires while Executive remains employed under this Agreement. Executive shall report directly to the Board of Directors.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in non-profit, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors.

(b)  Compensation.

(i)  Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Base Salary”) of $775,000. The Base Salary shall be reviewed from time to time for increase (but not decrease) in accordance with the Company’s regular practices, and, if increased, the term “Base Salary” shall refer to such increased amount. Executive’s Base Salary shall be pro rated to take into account any fiscal year of the Company during which Executive is not employed by the Company for the entire fiscal year of the Company. Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives.

(ii)  Annual Bonus. With respect to each fiscal year of the Company ending during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Bonus Plan or any successor plan of the Company (“AIP”) in an amount determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), based on performance goals established by the Compensation Committee in accordance with the terms of the AIP, and with a target Annual Bonus equal to 80% of Executive’s Base Salary as in effect at the beginning of the Company’s fiscal year (the “Target Bonus”), but subject to a maximum Annual Bonus equal to 160% of Base Salary; provided, however, that with respect to the Company’s fiscal year 2006, Executive’s Annual Bonus shall be based on his Base Salary at the beginning of the Employment Period and shall be pro rated to take into account the fact that Executive did not commence service with the Company until July 17, 2006, such amount to be determined by the Compensation Committee. Pursuant to the terms of the AIP, Executive shall receive at least twenty percent of each Annual Bonus in the form of restricted shares of common stock of the Company (“Restricted Common Stock”). Subject to the terms of the AIP and any deferral election procedures thereunder, Executive may elect to receive up to 100% of each Annual Bonus in the form of Restricted Common Stock. Any Annual Bonus award made pursuant to this Section 2(b)(ii) (including any Restricted Common Stock granted in lieu of a cash payment) shall be subject to the applicable terms of the AIP and, in the case of Restricted Common Stock granted in satisfaction of Annual Bonus, shall be on similar terms and conditions as those applicable to the awards granted to similarly situated executives of the Company in respect of the same fiscal year and otherwise shall be in accordance with the Company’s 2004 Long-Term Incentive Plan or any successor plan of the Company (the “LTIP”).

(iii)  Annual LTIP Awards. With respect to each fiscal year of the Company ending during the Employment Period (other than the 2006 fiscal year), Executive shall be eligible to receive an annual long-term incentive award under the LTIP in an amount determined by the Compensation Committee, which award shall vest based on the achievement of performance goals or such other criteria as established by the Compensation Committee in accordance with the terms of the LTIP.  For fiscal years of the Company commencing after the Company’s 2006 fiscal year, the target value of Executive’s annual LTIP award shall equal two times Executive’s Base Salary. For the Company’s 2006 fiscal year, Executive shall be granted a number of restricted share units (“2006 Restricted Share Units”) with a Fair Market Value (as defined in the LTIP) on the grant date equal to $1 million. The 2006 Restricted Share Units shall be deemed to be earned and vested on January 31, 2008, subject solely to Executive’s continued employment with the Company through such date, and the number of shares of Common Stock underlying the 2006 Restricted Share Units shall not be subject to increase or decrease based on performance above or below target. Except as expressly provided herein, any annual long-term incentive awards granted pursuant to this Section 2(b)(iii) shall be on similar terms and conditions as are applicable to annual long-term incentive awards granted to similarly situated executives of the Company with respect to the same fiscal year and otherwise shall be in accordance with the terms of the LTIP.

(iv)  Management Stock Purchase Right (“MSPR”).

A.  Executive has elected to pay $1 million to purchase shares of Restricted Common Stock for a per share purchase price equal to 80% of the Fair Market Value of the Common Stock on the purchase date (such shares purchased pursuant to this sentence, the “MSPR Shares”), one hundred percent of which MSPR Shares shall vest on the three-year anniversary of the purchase date, subject to Executive’s continued employment with the Company through the three-year anniversary of the purchase date. The MSPR Shares shall otherwise be subject to the applicable terms of the LTIP and the Agreement Regarding Restricted Shares Acquired Pursuant to Management Stock Purchase Right in the form previously provided to Executive.

B.  In addition, as soon as reasonably practicable after the later to occur of the Effective Date and the date Executive purchases the MSPR Shares, the Company shall grant to Executive an option (the “MSPR Option”) to purchase a number of shares of Common Stock equal to the lesser of the number of MSPR Shares and 50,000 shares, with a per share exercise price equal to the Fair Market Value of the Common Stock on the grant date. The MSPR Option shall vest on the three-year anniversary of the grant date, subject to Executive’s continued employment with the Company through the three-year anniversary of the grant date. The MSPR Option shall otherwise be subject to the applicable terms of the LTIP.

(v)  Inducement Option. As an inducement to Executive’s willingness to enter into this Agreement, as soon as reasonably practicable after the Effective Date, the Company shall grant to Executive an option (the “Inducement Option”) to purchase 400,000 shares of Common Stock with an exercise price equal to the Fair Market Value of the Common Stock on the grant date, which option shall vest ratably (in equal increments) on the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Inducement Option shall otherwise be subject to the applicable terms of the LTIP.

(vi)  Other Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans, and to receive vacation and perquisites at the same level as other senior executives of the Company.

(vii)  Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of Executive’s duties hereunder.

(viii)  Relocation Assistance. The Company shall provide Executive with a relocation allowance of up to $200,000 of documented expenses incurred by Executive in connection with the relocation of Executive and Executive’s family and dependents, pursuant to and in accordance with the Company’s 2006 Relocation Assistance Program (Chief Executive Officer) previously provided to Executive; provided that the individual dollar-amount limitations applicable to the categories of relocation expenses enumerated in such program shall not apply to such relocation, subject in all events to the aggregate allowance of $200,000.

(ix)  Legal Fees. The Company shall pay up to $15,000 of documented attorney’s fees incurred by Executive in connection with the negotiation of this Agreement.

(x)  Indemnification; Insurance. The Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under directors and officers liability insurance during the Employment Period and thereafter in the same amount and to the same extent as the Company covers its other officers and directors (if at all).

(c)  Stock Ownership Requirement. While employed by the Company, Executive shall generally be expected to maintain ownership of a minimum of 200,000 shares of Common Stock in accordance with the guidelines as established by the Compensation Committee. Although no minimum period of time has been established for Executive’s achievement of the foregoing Common Stock ownership target, Executive agrees to make continuous progress toward satisfaction of this objective via mandatory and voluntary “purchases” of Restricted Common Stock as contemplated by the second and third sentences of Section 2(b)(ii) and by retaining shares of Common Stock earned and/or received upon exercise of stock options granted pursuant to the LTIP. Unvested shares of Restricted Common Stock (including MSPR Shares) will be credited towards this requirement. Executive shall be required to obtain the prior approval of the Board of Directors before selling shares of Common Stock, if the sale would reduce Executive’s ownership below this required level.

3.  Termination of Employment.

(a)  Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the procedures and definition of Disability set forth below), the Company may give to Executive written notice in accordance with Section 9(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform Executive’s duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period as determined in writing by a qualified independent physician selected by the Company or its insurers and reasonably acceptable to Executive or his legal representative. If the Company and Executive cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. Such determination of Disability shall be delivered to the Company and Executive and shall be final and conclusive for all purposes of this Agreement.

(b)  Cause. The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, with respect to any award made pursuant to the LTIP, “Cause” shall mean (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with Executive’s ability to perform Executive’s duties, (ii) misconduct which damages or injures the Company or substantially damages the Company’s reputation, or (iii) gross negligence in the performance of, or willful failure to perform, Executive’s duties and responsibilities. For all other purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony, or of a misdemeanor involving the money or property of the Company or any subsidiary, (ii) Executive’s (x) willful and continued failure to substantially perform the duties and responsibilities of his position or (y) failure to comply in all material respects with the written policies of the Company, which failure, to the extent subject to cure, is not remedied within twenty-one days after written notice thereof from the Company to Executive, (iii) Executive having willfully engaged in misconduct that materially damages or injures the reputation of the Company or any subsidiary, (iv) Executive having breached the provisions of Sections 6(a) or 6(b) of this Agreement, (v) Executive’s willful breach of the confidentiality provisions of this Agreement, or (vi) gross negligence in the performance of Executive’s duties and responsibilities. For purposes of this Section 3(b), no act or failure to act, on Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such act or omission was in the best interest of the Company. Any termination of Executive’s employment by the Company for Cause shall be effective only upon delivery to Executive of a certified copy of a resolution of the Board of Directors, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding Executive) following a meeting at which Executive was given an opportunity to be heard on at least five business days’ advance notice, finding that Executive was guilty of the conduct constituting Cause, and specifying the particulars thereof.

(c)  Good Reason. Executive’s employment may be terminated by Executive for Good Reason or other than for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive: (i) the involuntary relocation of Executive from the Ann Arbor, Michigan area, (ii) any failure of the Company to comply with any provisions of Section 2 of this Agreement, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Executive, (iii) a reduction in Executive’s duties or status as a result of or after a Change of Control (as defined below), (iv) the delivery by the Company of a notice of non-renewal pursuant to Section 1 hereof, provided that Executive provides Notice of Termination for Good Reason under this clause (iv) no later than twenty-one days following receipt of the notice of non-renewal, or (v) the failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to expressly assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction as required by Section 7 of this Agreement.

(d)  Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or other than for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

(e)  Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or without Cause, or by Executive for or other than for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (except that in the case of a termination by Executive other than for Good Reason, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), and (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be. The Employment Period shall automatically terminate on the Date of Termination.

(f)  Change of Control. “Change of Control” means:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii)  Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.  Obligations of the Company upon Termination. (a) Good Reason or Other than for Cause or Disability Prior to a Change of Control. Subject to the mitigation provisions set forth below and to Executive’s compliance with Sections 5 and 6 of this Agreement, if, during the Employment Period and prior to and not in connection with a Change of Control, Executive’s employment with the Company is terminated by the Company other than for Cause or Disability or if Executive terminates Executive’s employment with the Company for Good Reason:

(i)  the Company will pay to Executive in a lump sum (A) the Base Salary through the Date of Termination to the extent not previously paid; (B) accrued and unused vacation pay; (C) any unpaid cash portion of the Annual Bonus earned with respect to the fiscal year ending on or immediately preceding the Date of Termination; (D) reimbursement for any unreimbursed expenses incurred through the Date of Termination; and (E) reimbursement for any unpaid relocation expenses in accordance with Section 2(b)(viii) (the amounts in (A), (B), (C), (D), and (E), the “Accrued Obligations”); and

(ii)  the Company will pay to Executive a monthly severance payment equal to 1/18 of the product of (A) the sum of (1) Base Salary plus (2) Target Bonus and (B) 1.5, such monthly severance payments to commence in the month following the Date of Termination (to be paid on or about the 15th day of the month) and to continue for eighteen months; provided, however, that in the event that Executive’s employment terminates solely on the basis of clause (iv) of the definition of Good Reason, then the monthly payments contemplated by this Section 4(a)(ii) shall continue until the first to occur of (x) the five-year anniversary of the Effective Date or (y) the eighteen-month anniversary of the Termination Date (such shorter period hereinafter referred to as the “Non-Renewal Severance Period”); and

(iii)  during the eighteen-month period following the Date of Termination (or in the event that Executive’s employment terminates solely on the basis of clause (iv) of the definition of Good Reason, during the Non-Renewal Severance Period), the Company shall continue health and welfare benefits (excluding long-term disability coverage) to Executive and, where applicable, Executive’s dependents on the same terms that such benefits would have been provided had Executive continued employment with the Company in accordance with the health and welfare benefits provided pursuant to Section 2(b)(vi) of this Agreement (the “Welfare Benefits”); provided, however, that, in the event Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under any employer provided plan (determined on a benefit-by-benefit basis), the Welfare Benefits provided herein shall cease as of the date of eligibility under such other employer’s plans; and

(iv)   to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice, or contract, to Executive any other amounts or benefits required to be paid or provided under any plan, program, policy, practice or contract of the Company (other than any severance plan) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

In the event of a termination of Executive’s employment upon which Executive is entitled to severance pursuant to this Section 4(a), Executive shall have no obligation to find new employment during the first nine months following the Date of Termination; provided, however, that following the nine-month anniversary of the Date of Termination, subject to Section 6, Executive agrees to make reasonable efforts to seek (and to immediately notify the Company of his obtaining) other employment and, to the extent that Executive receives, earns or is eligible to receive cash compensation from other employment, the cash severance payments provided under Section 4(a)(ii) shall be correspondingly reduced.

(b)  Good Reason or Other than for Cause or Disability Following a Change of Control. Subject to Executive’s compliance with Sections 5 and 6 of this Agreement, if, (x) during the twenty-four month period immediately following a Change of Control, Executive’s employment with the Company is terminated by the Company other than for Cause or Disability or if Executive terminates Executive’s employment with the Company for Good Reason, or (y) during the period following the public announcement of a definitive agreement to effectuate a transaction that if consummated would be a Change of Control and prior to the consummation of any such transaction, (1) Executive’s employment with the Company is terminated by the Company other than for Cause or Disability and (2) Executive demonstrates that such termination was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control, then, in the case of either clause (x) or clause (y), in lieu of any payment or benefits under Section 4(a) of this Agreement:

(i)  the Company will pay to Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of (A) the Accrued Obligations, and (B) the product of (1) the sum of (x) the Base Salary and (y) the Target Bonus and (2) 2.5; and

(ii)  during the thirty-month period following the Date of Termination, the Company shall continue the Welfare Benefits; provided, however, that, in the event Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under any employer provided plan (determined on a benefit-by-benefit basis), the Welfare Benefits provided herein shall cease as of the date of eligibility under such other employer’s plans.

(iii)  to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice, or contract, to Executive the Other Benefits. For the avoidance of doubt, upon a Change of Control, all unvested 2006 Restricted Share Units, MSPR Shares, the MSPR Option and the Inducement Option shall fully vest in accordance with the terms of Section 14 of the LTIP.

In the event of a termination of Executive’s employment upon which Executive is entitled to severance pursuant to this Section 4(b), Executive shall have no affirmative obligation to find new employment and, in the event Executive becomes reemployed following the Date of Termination, the amounts earned by Executive from any such subsequent employer shall not reduce or limit Executive’s right to receive or retain the severance payments under this Section 4(b) (except as expressly provided in Section 4(b)(iii)).

(c)  Section 409A Delay. Notwithstanding the foregoing provisions of Sections 4(a) and 4(b), to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts and benefits to be paid or provided under Sections 4(a) and 4(b) shall be paid or provided to Executive on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code. To the extent that the health care benefits to be provided to Executive under Section 4(a)(iii) or Section 4(b)(iii), as applicable, are so delayed, Executive shall be entitled to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) during such period of delay, and the Company shall reimburse Executive for the premiums for such COBRA Coverage in the seventh month following Executive’s “separation from service” within the meaning of Section 409A of the Code.

(d)  Death; Disability; Cause; Other than for Good Reason. If Executive’s employment is terminated by reason of Executive’s death or Disability, by the Company for Cause or by Executive other than for Good Reason during the Employment Period, the Employment Period shall terminate without further obligations to Executive and his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Notwithstanding the foregoing provisions of this Section 4(d), to the extent required in order to comply with Section 409A of the Code, amounts to be paid under this Section 4(d) shall be paid to Executive on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code.

5.  General Release. The payments provided hereunder shall constitute the exclusive payments due Executive from, and the exclusive obligation of, the Company in the event of any termination of Executive’s employment. The obligation to make the payments hereunder is conditioned upon Executive’s execution, delivery to the Company and non-revocation of a release, which shall be substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose), of any claims Executive may have as a result of Executive’s employment or termination of employment under any federal, state or local law.

6.  Non-Solicitation; Non-Competition; Confidentiality; Work Product.

(a)  Executive acknowledges and agrees that any attempt to interfere with the Company’s existing employment relationships would result in significant harm to the Company’s interests. Accordingly, Executive agrees that while employed by the Company and for two years following Executive’s termination of employment for any reason (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous six months an employee, representative, officer or director of an Affiliated Entity. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of any member of the Affiliated Entities to cease their relationship with any member of the Affiliated Entities for any reason. For purposes of this agreement, the term “Affiliated Entities” shall mean the Company and its subsidiaries and affiliated companies. Notwithstanding anything to the contrary contained herein, in the event that Executive’s employment terminates solely on the basis of clause (iv) of the definition of Good Reason, the Restricted Period shall terminate on the last day of the Non-Renewal Severance Period. This Section 6(a) shall cease to be effective if the Employment Period ends on the fifth anniversary of the Effective Date and the Executive’s employment has not terminated prior thereto.

(b)  Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, become directly or indirectly engaged or involved, as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, agent, advisor, lender or in any other capacity, of any business or entity (including any division or subsidiary of a larger business or entity) primarily engaged in (i) the sale of books, music, gifts, stationary or videos directly to the public (whether through traditional retail sales or over the Internet) or (ii) the provision of café-type services (“Competitive Activities”) in any jurisdiction in which the Company or any Affiliated Entity conducts such Competitive Activities by selling, sending or delivering goods to customers in such jurisdiction or providing such services in such jurisdiction (or in any jurisdiction in which the Company has proposed to conduct such Competitive Activities); provided, however, that in no event shall Executive’s ownership of less than 3% of the outstanding capital stock of any corporation, in and of itself, be deemed a Competitive Activity if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market. Executive further agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, or cause another person to solicit, any person who is a customer of the businesses conducted by the Company, on behalf of a business engaged in a Competitive Activity. This Section 6(b) shall cease to be effective if the Employment Period ends on the fifth anniversary of the Effective Date and the Executive’s employment has not terminated prior thereto.

(c)  While employed by the Company and at all times thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to any of the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities’ clients’ and customers’ and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that Executive has obtained during Executive’s employment with the Company and/or any of the other Affiliated Entities (“Confidential Information”), provided that the foregoing shall not apply to information that is generally known to the public other than as a result of Executive’s breach of this Agreement. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof Executive shall disclose only that portion of the confidential or proprietary information which Executive is advised by counsel that Executive is legally required to so disclose.

(d)  Executive acknowledges and agrees that the terms of this Section 6: (i) were agreed to by mutual assent of the parties hereto; (ii) are supported by adequate consideration; (iii) are reasonable in time and scope; and (iv) serve to protect the legitimate economic interests of the Affiliated Entities, including the goodwill of the Affiliated Entities and the Confidential Information from misuse. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 6 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable, Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

(e)  Notwithstanding anything to the contrary contained in this Agreement, the terms of this Section 6 shall survive the termination of this Agreement and of Executive’s employment for the periods set forth therein.

7.  Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.  Representation By Executive. Executive hereby represents and warrants to the Company that, as of the Effective Date and as of the date of execution of this Agreement, Executive is not a party to any employment agreement with any third party which would preclude Executive from accepting Employment with the Company and performing Executive’s obligations under this Agreement.

9.  Miscellaneous. (a) Construction; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier, charges prepaid, addressed as follows:

If to Executive: To the most recent address on file with the Company.

If to the Company:

Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)  Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(d)  Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A.

(f)  Certain Additional Payments by the Company.

(i)  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(f)(i), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 115% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made in such a manner as to maximize the Value (as defined below) of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 9(f)(i). The Company’s obligation to make Gross-Up Payments under this Section 9(f) shall not be conditioned upon Executive’s termination of employment.

(ii)  Subject to the provisions of Section 9(f)(iii), all determinations required to be made under this Section 9(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9(f), shall be paid by the Company to Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9(f)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(iii)  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

A.  give the Company any information reasonably requested by the Company relating to such claim,

B.  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

C.  cooperate with the Company in good faith in order effectively to contest such claim, and

D.  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(f)(iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)  If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 9(f)(iii), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(f)(iii), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 9(f)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)  Notwithstanding any other provision of this Section 9(f), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

(vi)  Definitions. The following terms shall have the following meanings for purposes of this Section 9(f).

A.  “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

B.  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

C.  A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

D.  The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

E.  “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(g)  Entire Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

(h)  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

BORDERS GROUP, INC.
By:	/s/ Gregory P. Josefowicz
Gregory P. Josefowicz
Chairman, President & Chief Executive Officer

GEORGE L. JONES

/s/ George L. Jones

Exhibit A

AGREEMENT AND GENERAL RELEASE

Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (each, solely in his or her capacity as officer, director, trustee or agent) (collectively referred to throughout this Agreement as “Company”) and George L. Jones (“Executive”) agree:

1.  Last Day of Employment. Executive’s last day of employment with the Company is [DATE]. In addition, effective as of [DATE], Executive resigns from Executive’s position as [President and Chief Executive Officer] of the Company and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in Section 4 of the Employment Agreement between the Company and Executive dated as of July 13, 2006 (the “Employment Agreement”) and Executive’s right to indemnification.

2.  Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5 of the Employment Agreement. Executive hereby acknowledges the sufficiency of the consideration being received in exchange for the release in this Agreement and agrees that absent signing this Agreement, he is not otherwise entitled to the payments and benefits under Section 4 of the Employment Agreement.

3.  Release of Claims.

(a)
For and in consideration of the payments and benefits to be made or provided to Executive under Section 4 of the Employment Agreement and other good and valuable consideration, Executive, for himself and for his heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever releases, waives and discharges (i) the Company, its subsidiaries and affiliates, their respective employee benefit and/or pension plans or funds, insurers, successors and assigns, (ii) all past, present and/or future officers, directors, trustees, members, partners, employees, fiduciaries, administrators, controlling persons and successors and assigns of the foregoing, and (iii) all of the past, present and/or future agents, representatives and attorneys (including outside legal counsel) of any of the persons or entities described in (i) or (ii) in this Section 3 and any of its and their successors and assigns in all cases whether acting as agents for or with respect to the Company, its subsidiaries or affiliates and their respective successors and assigns or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had or now have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of Executive’s execution of this Release, including without limitation, those in connection with, or in any way related to or arising out of, Executive’s employment, service as a director, service as an officer, service as a trustee, service as a fiduciary or termination of any of the foregoing or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company, its subsidiaries or affiliates and their respective successors and assigns or other claims and (x) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Family and Medical Leave Act; (y) any claim under the Michigan Elliott-Larsen Civil Rights Act, as amended, the Michigan Whistle Blowers’ Protection Act, as amended, the Michigan Persons with Disabilities Civil Rights Act; and (z) any claim for attorney’s fees, costs, disbursements and the like related to any claim described in this Section 3(a).

(b)
Adversarial Actions. Executive agrees that he will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 3(a) above. Except as otherwise required by law, Executive further agrees that he will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on Executive’s behalf (to the extent it is within Executive’s control or permitted by law), or assist in the commencement or prosecution of as an advisor, or otherwise, any action or proceeding of any kind, judicial or administrative (on his behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of Executive’s execution of this Release which Executive released pursuant to Section 3(a) above. Executive further represents that, as of the date he signs this Release, he has not taken any action encompassed by this Section 3(b). If, notwithstanding the foregoing promises, Executive violates this Section 3(b), he will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 3(b) will not apply to any claims that Executive may have under the ADEA and will not apply to the portion of the release provided for in Section 3(a) relating to the ADEA.

(c)
Preserved Rights. The sole matters to which the release and covenants in this Section 3 do not apply are: (i) Executive’s rights under Section 2(b) and Section 4 [and Section 9(f)] of the Employment Agreement, Executive’s rights of indemnification and related rights or otherwise with regard to Executive’s service as an officer or director of the Company (if any) and Executive’s rights under any D&O policy maintained by or for the benefit of the Company or its employees or directors at any time during or after the course of Executive’s employment with the Company (if any); (ii) Executive’s rights to contribution (if any) with regard to his service as an officer and director of the Company; (iii) Executive’s rights as a shareholder of the Company (if any); and (iv) Executive’s rights to vested benefits under any employee benefit plan of the Company. Nothing contained herein shall relieve Executive of his continuing obligations under Section 6 of the Employment Agreement.

4.  Governing Law; Enforceability. The interpretation of this Release will be governed and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. If any provisions of this Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

5.  Acknowledgement. Executive acknowledges that he has been advised by the Company in writing to consult independent legal counsel of his choice before signing this Release. Executive further acknowledges that he has had the opportunity to consult, and Executive has consulted with, independent legal counsel and to consider the terms of this Release for a period of at least 21 days.

6.  Effective Date. Executive further acknowledge that this Release will not become effective until the eighth day following his execution of this Release (the “Effective Date”), and that he may at any time prior to the Effective Date revoke this Release by delivering written notice of revocation to the Company at 100 Phoenix Drive, Ann Arbor, MI 48108-2202, to the attention of the General Counsel. In the event that Executive revokes this Release prior to the eighth day after its execution, this Release and the promises contained in the Agreement, will automatically be null and void.

7.  Entire Agreement. Executive understands that this Release and the Agreement constitute the complete understanding between the Company and Executive relating to the subject matter hereof and that no other promises or agreements will be binding unless in writing and signed by Executive and the Company after the date hereof.

8.  Counterparts. This Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

/s/ George L. Jones George L. Jones	Borders Group, Inc. By: /s/ Gregory P. Josefowicz Name: Gregory P. Josefowicz Title: Chairman, President & Chief Executive Officer
Date: July 13, 2006	Date: July 13, 2006